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Exhibit 10.5

MDC ACQUISITION PARTNERS INC.

FOUNDER STOCK PURCHASE AGREEMENT

        THIS FOUNDER STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 21st day of June, 2005, by and between MDC ACQUISITION PARTNERS INC., a Delaware corporation (the "Company"), and David L. Page ("Purchaser").

        The Company desires to issue, and Purchaser desires to acquire, stock of the Company as herein described, on the terms and conditions hereinafter set forth:

1.    PURCHASE AND SALE OF STOCK.    Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to Purchaser, an aggregate of 37,500 shares of the Common Stock of the Company (the "Stock") at $0.01 per share, for an aggregate purchase price of $375.00, payable in cash.

        The closing hereunder, including payment for and delivery of the Stock, shall occur at the offices of the Company immediately following the execution of this Agreement, or at such other time and place as the parties may mutually agree (the "Closing").

2.    REPURCHASE OPTION

        (a)    In the event Purchaser's relationship with the Company (or a parent or subsidiary of the Company) terminates for any reason (including death or disability), or for no reason, with or without cause, such that after such termination Purchaser is no longer an employee or director of, or consultant to, the Company, then the Company shall have an irrevocable option (the "Repurchase Option"), for a period of ninety (90) days after said termination, or such longer period as may be mutually agreed to by the Company and the Purchaser, to repurchase from Purchaser or Purchaser's personal representative, as the case may be, the number of shares of Stock up to but not exceeding the number of shares of Stock that have not vested in accordance with the provisions of Section 2(b) below as of such termination date and at a price (the "Option Price") that is the lower of (i) the original price per share paid by Purchaser for such Stock as indicated above or (ii) the Fair Market Value per share of such Stock as of the date of such repurchase. For purposes of the Repurchase Option, the "Fair Market Value" shall mean the value of the Stock as determined in good faith by the Company's Board of Directors. Purchaser hereby acknowledges that the Company has no obligation, either now or in the future, to repurchase any of the shares of Stock, whether vested or unvested, at any time. Further, Purchaser acknowledges and understands that, in the event that the Company repurchases shares of Stock, the repurchase price may be less than the price Purchaser originally paid for such shares and that Purchaser bears any risk associated with the potential loss in value.

        (b)    One hundred percent (100%) of the Stock shall initially be subject to the Repurchase Option. The Repurchase Option shall lapse and all shares of Stock subject to the Repurchase Option shall immediately become fully vested at the earlier of (i) a Business Combination and (ii) on the date twenty-four (24) months following the closing of an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of the Company's common stock to the public. For purposes of this Section 2(b), "Business Combination" shall mean the acquisition by the Company, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction or a combination of any of the foregoing, of one or more operating businesses in the consumer and business services industries collectively having a fair market value (as calculated in accordance with the requirements set forth in the Company's Amended and Restated Certificate of Incorporation) of at least 80% of the Company's net assets at the time of such acquisition; provided, however, that any acquisition of multiple operating businesses shall occur contemporaneously with one another.

3.    EXERCISE OF REPURCHASE OPTION.    The Repurchase Option shall be exercised by written notice signed by an officer of the Company or by any assignee or assignees of the Company and delivered or mailed as provided in Section 17(a). Such notice shall identify the number of shares of Stock to be purchased and shall notify Purchaser of the time, place and date for settlement of such purchase, which shall be scheduled by the Company within the term of the Repurchase Option set forth in Section 2(a) above. The Company shall be entitled to pay for any shares of Stock purchased pursuant to its Repurchase Option, at the Company's option, in cash or by offset against any indebtedness owing to the Company by Purchaser, or by a combination of both. Upon delivery of such notice and payment of the purchase price in any of the ways described above, the Company shall become the legal and beneficial owner of the Stock being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the Stock being repurchased by the Company, without further action by Purchaser.

4.    ADJUSTMENTS TO STOCK.    If, from time to time, during the term of the Repurchase Option there is any change affecting the Company's outstanding Common Stock as a class that is effected without the receipt of consideration by the Company (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, change in corporation structure or other transaction not involving the receipt of consideration by the Company), then any and all new, substituted or additional securities or other property to which Purchaser is entitled by reason of Purchaser's ownership of Stock shall be immediately subject to the Repurchase Option and shall be included in the word "Stock" for all purposes of the Repurchase Option with the same force and effect as the shares of the Stock presently subject to the Repurchase Option, but only to the extent the Stock is, at the time, covered by such Repurchase Option. While the total Option Price shall remain the same after each such event, the Option Price per share of Stock upon exercise of the Repurchase Option shall be appropriately adjusted.

5.    CORPORATE TRANSACTION.    In the event of (a) an Acquisition (as defined below); or (b) an Asset Transfer (as defined below) ((a) and (b) being collectively referred to herein as a "Corporate Transaction"), then the Repurchase Option shall be assigned by the Company to any successor of the Company (or the successor's parent) in connection with such Corporate Transaction. to the extent that the Repurchase Option remains in effect following such a Corporation Transaction, it shall apply to the new capital stock or other property received in exchange for the Stock in consummation of the Corporate Transaction, but only to the extent the Stock is covered by such right at that time. Appropriate adjustments shall be made to the Option Price per share payable upon exercise of the Repurchase Option to reflect the effect of the Corporate Transaction upon the Company's capital structure; provided, however, that the aggregate Option Price shall remain the same. For the purposes of this Section 5: (i) "Acquisition" shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) "Asset Transfer" shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

6.    TERMINATION OF REPURCHASE OPTION.    Sections 2, 3, 4 and 5 of this Agreement shall terminate upon the exercise in full or expiration of the Repurchase Option, whichever occurs first.

7.    ESCROW OF UNVESTED STOCK.    As security for Purchaser's faithful performance of the terms of this Agreement and to insure the availability for delivery of Purchaser's Stock upon exercise of the Repurchase Option herein provided for, Purchaser agrees, at the Closing, to deliver to and deposit with the Secretary of the Company or the Secretary's designee (the "Escrow Agent"), as escrow agent in this transaction, three (3) stock assignments duly endorsed (with date and number of shares blank) in the form attached hereto as Exhibit A, together with a certificate or certificates evidencing all of the Stock subject to the Repurchase Option; said documents are to be held by the Escrow Agent and delivered by said Escrow Agent pursuant to the Joint Escrow Instructions of the Company and Purchaser set forth in Exhibit B attached hereto and incorporated herein by reference, which instructions shall also be delivered to the Escrow Agent at the Closing. Purchaser hereby acknowledges that the Secretary of the Company, or the Secretary's designee, is so appointed as the escrow agent with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. Purchaser agrees that the Escrow Agent shall not be liable to any party hereto (or to any other party). The Escrow Agent may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Purchaser agrees that if the then acting Escrow Agent resigns for any or no reason, the Board of Directors of the Company shall have the power to appoint a successor to serve as escrow agent pursuant to the terms of this Agreement and shall be included in the term "Escrow Agent" for all purposes, with the same force and effect as if originally appointed escrow agent.

8.    PARACHUTE PAYMENTS.

        (a)    If any payment or benefit Purchaser would receive pursuant to a Corporate Transaction from the Company or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Purchaser's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Purchaser elects in writing a different order (provided, however, that such election shall be subject to the Company's approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Purchaser's stock awards unless Purchaser elects in writing a different order for cancellation.

        (b)    The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Corporate Transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Corporate Transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

        (c)    The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Purchaser within fifteen (15) calendar days after the date on which Purchaser's right to a Payment is triggered (if requested at that time by the Company or Purchaser) or such other time as requested by the Company or Purchaser. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Purchaser with an opinion reasonably acceptable to Purchaser that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Purchaser.

9.    RIGHTS OF PURCHASER.    Subject to the provisions of Sections 7, 10, 13 and 15 herein, Purchaser shall exercise all rights and privileges of a shareholder of the Company with respect to the Stock deposited in escrow. Purchaser shall be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such shares of Stock and for the purpose of exercising any voting rights relating to such shares of Stock, even if some or all of such shares of Stock have not yet vested and been released from the Repurchase Option.

10.    LIMITATIONS ON TRANSFER.    In addition to any other limitation on transfer created by applicable securities laws, Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Stock while the Stock is subject to the Repurchase Option. After any Stock has been released from the Repurchase Option, Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Stock except in compliance with the provisions herein and applicable securities laws. Furthermore, the Stock shall be subject to any right of first refusal in favor of the Company or its assignees that may be contained in the Company's Bylaws. Purchaser hereby further acknowledges that Purchaser may be required to hold the Stock purchased hereunder indefinitely. During the period of time during which the Purchaser holds the Stock, the value of the Stock may increase or decrease, and any risk associated with such Stock and such fluctuation in value shall be borne by the Purchaser.

11.    RESTRICTIVE LEGENDS.    All certificates representing the Stock shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

        (a)    "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER'S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH OPTION IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY."

        (b)    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

        (c)    Any legend required by appropriate blue sky officials.

12.    INVESTMENT REPRESENTATIONS.    In connection with the purchase of the Stock, Purchaser represents to the Company the following:

        (a)    Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Stock. Purchaser is purchasing the Stock for investment for Purchaser's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Act.

        (b)    Purchaser understands that the Stock has not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein.

        (c)    Purchaser acknowledges and understands that the Stock must be held indefinitely unless the Stock is subsequently registered under the Act or an exemption from such registration is available. Purchaser understands that the certificate evidencing the Stock will be imprinted with a legend which prohibits the transfer of the Stock unless the Stock is registered or such registration is not required in the opinion of counsel for the Company.

        (d)    Purchaser is familiar with the provisions of Rule 144 under the Act, as in effect from time to time, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.

    The Stock may be resold by Purchaser in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things: (i) the availability of certain public information about the Company and (ii) the resale occurring following the required holding period under Rule 144 after the Purchaser has purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.

        (e)    Purchaser further understands that at the time Purchaser wishes to sell the Stock there may be no public market upon which to make such a sale and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144 and that, in such event, Purchaser would be precluded from selling the Stock under Rule 144 even if the minimum holding period requirement had been satisfied.

        (f)    Purchaser warrants and represents that Purchaser is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Act.

        (g)    Purchaser further warrants and represents that Purchaser has either (i) preexisting personal or business relationships with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect his own interests in connection with the purchase of the Stock by virtue of the business or financial expertise of himself or of professional advisors to Purchaser who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

13.    MARKET STAND-OFF AGREEMENT.    Purchaser shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock or other securities of the Company held by Purchaser, including the Stock (the "Restricted Securities"), during the 180-day period following the effective date of a registration statement of the Company filed under the Act (the "Lock Up Period"); (or such longer period, not to exceed 18 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711) provided, however, that nothing contained in this Section 13 shall prevent the exercise of the Repurchase Option during the Lock Up Period. Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to

Purchaser's Restricted Securities until the end of such period. The underwriters of the Company's stock are intended third party beneficiaries of this Section 13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

14.    SECTION 83(B) ELECTION.    Purchaser understands that Section 83(a) of the Code, taxes as ordinary income the difference between the amount paid for the Stock and the fair market value of the Stock as of the date any restrictions on the Stock lapse. In this context, "restriction" includes the right of the Company to buy back the Stock pursuant to the Repurchase Option set forth in Section 2(a) above. Purchaser understands that Purchaser may elect to be taxed at the time the Stock is purchased, rather than when and as the Repurchase Option expires, by filing an election under Section 83(b) of the Code (an "83(b) Election") with the Internal Revenue Service in the form attached hereto as Exhibit C within thirty (30) days from the date the Stock is purchased. Even if the fair market value of the Stock at the time of the execution of this Agreement equals the amount paid for the Stock, the 83(b) Election must be made to avoid income under Section 83(a) of the Code in the future. Purchaser understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for Purchaser. Purchaser further understands that an additional copy of such 83(b) Election is required to be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Purchaser acknowledges and understands that it is solely Purchaser's obligation and responsibility to timely file such 83(b) Election, and neither the Company nor the Company's legal or financial advisors shall have any obligation or responsibility with respect to such filing. Purchaser acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to purchase of the Stock hereunder and does not purport to be complete. Purchaser further acknowledges that the Company has directed Purchaser to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Purchaser may reside, and the tax consequences of Purchaser's death. Purchaser assumes all responsibility for filing an 83(b) Election and paying all taxes resulting from such election or the lapse of the restrictions on the Stock.

15.    REFUSAL TO TRANSFER.    The Company shall not be required to (a) transfer on its books any shares of Stock of the Company which shall have been transferred in violation of any of the provisions set forth in this Agreement or (b) treat as owner of such shares; accord the right to vote as such owner, or pay dividends to any transferee to whom such shares shall have been so transferred.

16.    NO EMPLOYMENT RIGHTS.    This Agreement is not an employment contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or a parent or subsidiary of the Company) to terminate Purchaser's relationship with the Company, whether as an employee, consultant, director or otherwise, for any reason at any time, with or without cause and with or without notice.

17.    MISCELLANEOUS.

        (a)    Notices.    Any notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex, facsimile or electronic mail if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (c) three (3) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party's address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

        (b)    Successors and Assigns.    This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, shall be binding upon Purchaser and Purchaser's successors and assigns. The Repurchase Option of the Company hereunder shall be assignable by the Company at any time or from time to time, in whole or in part.

        (c)    Attorneys' Fees; Specific Performance.    Purchaser shall reimburse the Company for all costs incurred by the Company in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and attorneys' fees. It is the intention of the parties that the Company, upon exercise of the Repurchase Option and payment therefor pursuant to the terms of this Agreement, shall be entitled to receive the Stock, in specie, in order to have such Stock available for future issuance without dilution of the holdings of other shareholders. Furthermore, it is expressly agreed between the parties that money damages are inadequate to compensate the Company for the Stock and that the Company shall, upon proper exercise of the Repurchase Option, be entitled to specific enforcement of its rights to purchase and receive said Stock.

        (d)    Governing Law; Venue.    This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company's principal place of business.

        (e)    Further Execution.    The parties agree to take all such further action(s) as may be reasonably necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection herewith or otherwise qualify the issuance of the securities that are the subject of this Agreement.

        (f)    Independent Counsel.    Purchaser acknowledges that this Agreement has been prepared on behalf of the Company by Cooley Godward LLP, counsel to the Company and that Cooley Godward LLP does not represent, and is not acting on behalf of, Purchaser. Purchaser has been provided with an opportunity to consult with Purchaser's own counsel with respect to this Agreement.

        (g)    Entire Agreement; Amendment.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

        (h)    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

        (i)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

        (j)    Circular 230 Disclaimer.    THE TAX LAW IS VERY COMPLEX. THIS AGREEMENT CONTAINS STATEMENTS REGARDING GENERAL TAX PRINCIPLES THAT MAY NOT BE SPECIFIC TO YOUR TAX SITUATION. THIS ADVICE WAS NOT INTENDED OR WRITTEN TO BE USED BY YOU FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MIGHT BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR OWN PARTICULAR CIRCUMSTANCES FROM YOUR INDEPENDENT TAX ADVISOR. THIS DISCLAIMER IS REQUIRED BY THE INTERNAL REVENUE SERVICE'S CIRCULAR 230.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MDC ACQUISITION PARTNERS INC.
/s/ MATTHEW P. CARBONE Matthew P. Carbone, President
Address:	525 Middlefield Rd., Suite 210 Menlo Park, CA 94025

PURCHASER ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO SECTION 2 HEREOF IS EARNED ONLY BY CONTINUING SERVICE AS AN EMPLOYEE, DIRECTOR OR CONSULTANT OF THE COMPANY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT SHALL CONFER UPON PURCHASER ANY RIGHT WITH RESPECT TO CONTINUATION OF SUCH RELATIONSHIP WITH THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH PURCHASER'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE SUCH RELATIONSHIP WITH PURCHASER AT ANY TIME, WITH OR WITHOUT CAUSE.

PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER MUST HOLD THE COMMON STOCK PURCHASED HEREUNDER INDEFINITELY AND THAT THE COMPANY HAS NO OBLIGATION TO REPURCHASE SUCH SHARES. PURCHASER FURTHER ACKNOWLEDGES THAT ANY RISK RELATED TO THE FLUCTUATION IN THE VALUE OF THE STOCK FROM AND AFTER THE DATE HEREOF, INCLUDING ANY LOSSES TO PURCHASER AS A RESULT OF THE COMPANY'S EXERCISE OF ITS REPURCHASE OPTION PURSUANT TO SECTION 2, SHALL BE BORNE BY PURCHASER.

PURCHASER ACKNOWLEDGES THAT PURCHASER HAS READ ALL TAX RELATED SECTIONS AND FURTHER ACKNOWLEDGES PURCHASER HAS HAD AN OPPORTUNITY TO CONSULT PURCHASER'S OWN TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE PURCHASE OF COMMON STOCK UNDER THIS AGREEMENT.

PURCHASER ACKNOWLEDGES AND AGREES THAT, IN MAKING THE DECISION TO PURCHASE THE COMMON STOCK HEREUNDER, PURCHASER HAS NOT RELIED ON ANY STATEMENT, WHETHER WRITTEN OR ORAL, REGARDING THE SUBJECT MATTER HEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN AND IN THE ATTACHMENTS AND EXHIBITS HERETO.

VESTING COMMENCEMENT DATE:	PURCHASER:
/s/ DAVID L. PAGE David L. Page
Escrow Agent:	Address:

/s/ JUDITH N. BORNSTEIN Judith N. Bornstein

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  Exhibit 10.5
MDC ACQUISITION PARTNERS INC. FOUNDER STOCK PURCHASE AGREEMENT